Exhibit 10.1

Director and Officer Indemnification Agreement

THIS INDEMNIFICATION AGREEMENT (the "Agreement") is made as of this ____ day of __________, between Canopy Growth Corporation (the "Corporation"), a corporation incorporated under the laws of Canada (the "Act") and _____________ (the "Indemnified Party").

RECITALS:

A.	The Indemnified Party has served as _____________ of the Corporation since ________________.
B.

The Board of Directors of the Corporation (the "Board") has determined that the Corporation should act to assure the Indemnified Party of reasonable protection through indemnification against certain risks arising out of prior and continuing service to, and prior and continuing activities on behalf of, the Corporation to the extent permitted by law. This protection will continue for the Indemnified Party’s if the Indemnified Party continues to work for the Corporation and their job title, as noted above, changes.

NOW THEREFORE the parties agree as follows:

1.Indemnification.  The Corporation will, subject to the terms and conditions hereof, indemnify and save harmless the Indemnified Party and the heirs and legal representatives of the Indemnified Party to the fullest extent permitted by applicable law:

(a)

from and against all Expenses (as defined below) sustained or incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other Proceeding (as defined below) in which the Indemnified Party is involved in by reason of being or having been a director or officer of the Corporation; and

(b)

from and against all Expenses sustained or incurred by the Indemnified Party as a result of serving as a director or officer of the Corporation in respect of any act, matter, deed or thing whatsoever made, done, committed, permitted or acquiesced in by the Indemnified Party as a director or officer of the Corporation, whether before or after the effective date of this Agreement.

"Expenses" means all costs, charges, damages, awards, settlements, liabilities, fines, penalties, statutory obligations, professional fees and retainers and other expenses or losses of whatever nature or kind, actually and reasonably incurred by the Indemnified Party in respect of any Proceeding, provided that any such costs, charges, professional fees and other expenses in the case of Section 1(b) are incurred in accordance with the Corporation's expense policy, as applicable.

"Final Judgment" means a final judgment of an applicable court that has become non-appealable.

"Proceeding" includes a claim, demand, suit, proceeding, inquiry, hearing, discovery or investigation, of whatever nature or kind, whether threatened, anticipated, pending, commenced, continuing or completed, and any appeal, and whether or not brought by the Corporation.

2.Entitlement to Indemnification

2.1The rights provided to an Indemnified Party hereunder will, subject to applicable law, apply without reduction to an Indemnified Party provided that: (a) the Indemnified Party acted honestly and in good faith with a view to the best interests of the Corporation or Related Entity (as defined below); and (b) in the case of a criminal Proceeding, the Indemnified Party had reasonable grounds for believing that the Indemnified Party’s conduct in respect of which the Proceeding was brought was lawful. Notwithstanding the foregoing, in the event that the Indemnified Party becomes subject to a Proceeding as a result of the Corporation or Related Entity operating in violation of US federal laws, the rights provided to the Indemnified Party hereunder will apply irrespective of the Indemnified Party’s belief of the lawfulness of the Corporation’s conduct.

2.2This indemnity will not apply to (a) claims initiated by the Indemnified Party against the Corporation or any subsidiary except for claims relating to the enforcement of this Agreement; (b) claims initiated by the Indemnified Party against any other person or entity unless the Corporation or Related Entity (as defined below), as applicable, has joined with the Indemnified Party in or consented to the initiation of that Proceeding; (c) claims by the Corporation for the forfeiture and recovery by the Corporation of bonuses or other compensation received by the Indemnified Party from the Corporation due to the Indemnified Party's violation of applicable securities or other laws; (d) any amount in respect of which the Indemnified Party may not be relieved of liability under the Act or otherwise at law; (e) Expenses to the extent the Indemnified Party is indemnified or reimbursed for Expenses or Expense Advances, as applicable and is, in each case, actually paid, other than pursuant to this Agreement or pursuant to a Policy (as defined below) without any written obligation to reimburse any third party for such Expenses or Expense Advances, as applicable; (f) Expenses to the extent that payment is actually made to the Indemnified Party under a valid and enforceable Policy  (notwithstanding the foregoing, this subsection cannot be relied upon by the Corporation with respect to denying any subrogation claim commenced against the Corporation by an insurer seeking recovery from the Corporation of any payment paid by such insurer, pursuant to a Policy, to the Indemnified Party); or (g) Expenses or claims arising out of the Indemnified Party’s breach of any employment agreement with the Corporation or any of its subsidiaries.

2.3The indemnities in this Agreement also apply to an Indemnified Party in respect of his or her service as an officer or director of a Related Entity.

“Related Entity” means  (a) a corporation that is or was an “affiliate” (within the meaning of that term as used in the Act) of the Corporation at a time the Indemnified Party is or was a director or officer of such corporation; (b) a corporation of which the Indemnified Party is or was a director or officer at the request of the Corporation; or (c) a partnership, trust, joint venture or other unincorporated entity of which the Indemnified Party is or was, or holds or held a position equivalent to that of, a director or officer, at the request of the Corporation.

2.4In respect of a Proceeding by or on behalf of the Corporation or a Related Entity against the Indemnified Party, the Corporation will not indemnify the Indemnified Party or make Expense Advances to the Indemnified Party unless court approval to furnish such indemnity is obtained in accordance with the applicable provisions of the Act. If prior court approval is required under applicable law in connection with any claim for Expense Advances (as defined below), unless (a) the indemnity provided pursuant to this Agreement does not apply as contemplated pursuant to Section 2.1; or (b) pursuant to Section 2.2, excluding Section 2.2(d), the Corporation is not obligated pursuant to the terms of this Agreement to indemnify for Expenses in relation to such Proceeding; or (c) at the time this Agreement is made, the Corporation is prohibited from giving an indemnity for such liabilities by the Corporation’s notice of articles or articles, upon written request by the Indemnified Party, the Corporation will promptly seek at its sole expense and use all reasonable efforts to obtain that approval as soon as reasonably possible in the circumstances. The Corporation will also pay the expenses of the Indemnified Party, to the extent permitted by applicable law, in connection with any such approval process.  Subject to the exceptions set out in this Section 2.4 and applicable law, the obligations of the Corporation under this Section 2.4 will apply even if the position of the Corporation on the substantive right to indemnification is or may be that the Indemnified Party is not entitled to same.

2.5If the Corporation proposes to deny all or part of any claim for indemnification hereunder by the Indemnified Party on the basis that (a) the conditions of Section 2 (other than Section 2.2) are not met, or (b) the amount for which indemnification is being sought was not reasonably incurred, and payment of such claim does not require prior court approval under applicable law, the Corporation will:

(i)

promptly pay the indemnified amount claimed or, if the dispute concerns the reasonableness of the incurrment, pay the amount the Corporation believes to be reasonable incurred in the circumstances, acting reasonably and assuming the Indemnified Party is entitled to indemnification hereunder, and

(ii)

bring the matter before a court of competent jurisdiction, at its own expense and use all reasonable efforts to obtain a Final Judgment determining the question of entitlement to indemnification as soon as reasonably possible in the circumstances.

The Corporation will continue to indemnify the Indemnified Party, including payment of all reasonable Expenses of the Indemnified Party in connection with the approval proceeding, until a Final Judgment on the Indemnified Party's entitlement to be indemnified has been obtained.

2.6The Indemnified Party will repay to the Corporation any amount paid hereunder if it is determined by a court of competent jurisdiction in a Final Judgment that the Indemnified Party is not entitled to indemnification hereunder, or that the amount for which indemnification is being sought is not reasonable, or that the payment of such costs is prohibited by applicable law and the amount must be repaid.

3.Presumptions/Knowledge

3.1For purposes of any determination hereunder the Indemnified Party will be deemed to have acted in good faith, in the best interests of the Corporation and with reasonable grounds for believing his or her conduct was lawful unless and until a court of competent jurisdiction has rendered a Final Judgment to the contrary.  The Corporation will have the burden of establishing the absence of good faith, failure to act in its best interests or lack of reasonable grounds for lawful conduct belief.

3.2The knowledge and/or actions, or failure to act, of any other director, officer, agent or employee of the Corporation or any other entity will not be imputed to the Indemnified Party for purposes of determining the right to indemnification under this Agreement.

3.3The Corporation will have the burden of establishing that any Expense it wishes to challenge is not reasonable.

4.Notice by Indemnified Party.  As soon as is practicable, upon the Indemnified Party becoming aware of any Proceeding which may give rise to indemnification under this Agreement other than a Proceeding commenced by the Corporation, the Indemnified Party will give written notice (the “Notice of Proceeding”) to the Corporation.  Failure to give notice in a timely fashion will not disentitle the Indemnified Party to indemnification. Upon receipt of such notice, the Corporation will give prompt notice of the Proceeding to any applicable insurer from whom the Corporation has purchased insurance that may provide coverage to the Corporation or the Indemnified Party in respect of the Proceeding, but such failure by the Corporation to give prompt notice of the Proceeding shall not disqualify, impair or otherwise limit the Indemnified Party’s right to indemnification hereunder.

5.Investigation by Corporation.  The Corporation may conduct any investigation it considers appropriate of any Proceeding of which it receives notice under Section 4, and will pay all costs of that investigation.  Upon receipt of reasonable notice from the Corporation, the Indemnified Party will, acting reasonably, co-operate fully with the investigation provided that the Indemnified Party will not be required to provide assistance that would prejudice:  (a) his or her defence; (b) his or her ability to fulfill his or her business obligations; or (c) his or her business and/or personal affairs.  The Indemnified Party will, for the period of time that s/he cooperates with the Corporation with respect to an investigation, be compensated by the Corporation at an amount per day (or partial day) as approved by the Board from time to time, plus out-of-pocket Expenses actually incurred by or on behalf of the Indemnified Party in connection therewith, provided that the Indemnified Party will not be entitled to the per diem if he/she is employed as an officer of the Corporation on such day.

6.Payment for Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of the fact that the Indemnified Party is or was a director or officer of the Corporation or Related Entity, or acting in a capacity similar to an officer or director a Related Entity, a witness or participant other than as a named party in a Proceeding, the Corporation will pay to the Indemnified Party all out-of-pocket Expenses actually and reasonably incurred by or on behalf of the Indemnified Party in connection therewith.  The Indemnified Party will also be compensated by the Corporation at an amount per day (or partial day) as approved by the Board from time to time, provided that the Indemnified Party will not be entitled to the per diem if he/she is a full-time employee of the Corporation on such day.

7.Expense Advances.  Subject to the terms and conditions hereof, the Corporation will, upon request by the Indemnified Party, make advances ("Expense Advances") to the Indemnified Party of all Expenses for which the Indemnified Party may seek indemnification under this Agreement before the final disposition of the relevant Proceeding to the extent permitted by law.  The Indemnified Party shall be entitled to obtain Expense Advances for anticipated Expenses.  In connection with such requests, the Indemnified Party will provide the Corporation with a written affirmation of the Indemnified Party's good faith belief that the Indemnified Party is legally entitled to indemnification in accordance with this Agreement, along with sufficient particulars of the Expenses to be covered by the proposed Expense Advance to enable the Corporation to make an assessment of its reasonableness, and all such Expenses that are certified by statutory declaration of the Indemnified Party as being reasonable will be presumed to be reasonable.  The Indemnified Party's entitlement to such Expense Advance will include those Expenses incurred in connection with any Proceeding by the Indemnified Party against the Corporation seeking or relating to the enforcement or interpretation of this Agreement.  The Corporation will make payment to the Indemnified Party within 10 business days after the Corporation has received the Expense Advance request from the Indemnified Party.  All Expense Advances for which indemnification is sought must relate to Expenses anticipated within a reasonable time of the request.  The Indemnified Party will repay to the Corporation all surplus Expense Advances not actually used by the Indemnified Party for Expenses.

If requested by the Corporation, the Indemnified Party will provide a written undertaking to the Corporation confirming the Indemnified Party's obligations under Section 2.6 as a condition to receiving an Expense Advance.

8.Indemnification Payments.  Subject to Section 2 and with the exception of Expense Advances which are governed by Section 7, the Corporation will pay to the Indemnified Party any amounts to which the Indemnified Party is entitled hereunder promptly upon the Indemnified Party providing the Corporation with reasonable details of the claim.

9.Right to Independent Legal Counsel.  If the Indemnified Party is named as a party or a witness to any Proceeding, or the Indemnified Party is questioned or any of his or her actions, omissions or activities are in any way investigated, reviewed or examined in connection with or in anticipation of any actual or potential Proceeding, the Indemnified Party will be entitled to retain independent legal counsel at the Corporation's expense to act on the Indemnified Party's behalf to provide an initial assessment to the Indemnified Party of the appropriate course of action for the Indemnified Party.  The Indemnified Party will be entitled to continued representation by independent counsel at the Corporation's expense beyond the initial assessment unless the parties agree that there is no conflict of interest at that time between the Corporation and the Indemnified Party that necessitates independent representation and a conflict of interest is unlikely to arise in the Proceeding at any later date.

10.Settlement.  The parties will act reasonably in pursuing the settlement of any Proceeding.  The Corporation may not negotiate or effect a settlement of claims against the Indemnified Party without the consent of the Indemnified Party, acting reasonably. The Indemnified Party may negotiate a proposed settlement without the consent of the Corporation.  The Corporation will consider in good faith in the best interests of the Corporation whether or not to consent to any such proposed settlement and will advise the Indemnified Party of its determination on a timely basis.  If the Corporation, acting reasonably, advises the Indemnified Party that it does not consent to the settlement provided the settlement is expressly stated to be made by the Indemnified Party on his or her own behalf without any admission of liability by the Corporation, the Indemnified Party may nonetheless effect the settlement, but the Corporation will not be liable for indemnification under this Agreement with respect to any such settlement.

11.Directors' & Officers' Insurance  The Corporation will ensure that its liabilities under this Agreement, and the potential liabilities of the Indemnified Party that are subject to indemnification by the Corporation pursuant to this Agreement, are at all times supported by a directors' and officers' liability insurance policy (the "Policy") that (a) has been approved by the Board, and (b) treats current and former directors equally and current and former officers equally. As may be required by the Policy, the Corporation will immediately notify the Policy's insurers on receipt of a Notice of Proceeding and will promptly advise the Indemnified Party that the insurers have been notified of the potential claim.  If the Corporation is sold or enters into any business combination or other transaction as a result of which the Policy is terminated and the Indemnified Party resigns or ceases to continue as an officer or director of the continuing entity, the Corporation will, prior to the closing of such transaction, cause run off "tail" insurance to be purchased for the benefit of the Indemnified Party with substantially the same coverage for the balance of the 6-year term set out in Section 22 without any gap in coverage.  On request, the Corporation will provide to the Indemnified Party a copy of each policy of insurance providing the coverages contemplated by this Section promptly after coverage is obtained, and evidence of each annual renewal thereof, and will promptly notify the Indemnified Party if the insurer cancels, makes material changes to coverage or refuses to renew coverage (or any part of the coverage).

12.Attornment. For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  The Corporation and the Indemnified Party each hereby attorn to the jurisdiction of the courts of the Province of Ontario.

13.Non-Exclusivity.  The rights of the Indemnified Party under this Agreement will be in addition to any other rights the Indemnified Party may have under the Corporation’s constating documents, the Act, or any other contract or otherwise (the “Other Indemnity Provisions”), provided that (a) to the extent that the Indemnified Party otherwise would have any greater right to indemnification under any Other Indemnity Provision, the Indemnified Party will be deemed to have such greater right under this Agreement and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, the Indemnified Party will be deemed to have such greater right hereunder.  The Corporation will not adopt any amendment to any of its constating documents that would have the effect of denying, diminishing or encumbering the Indemnified Party’s right to indemnification under this Agreement or any Other Indemnity Provision.

14.Tax Adjustment.  Should any payment made pursuant to this Agreement, including the payment of insurance premiums or any payment made by an insurer under an insurance policy, be deemed to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Corporation will, upon written request of the Indemnified Party, pay such amounts necessary to ensure that the amount received by or on behalf of the Indemnified Party, after the payment of or withholding for tax, fully reimburses the Indemnified Party for the actual cost, expense or liability incurred by or on behalf of the Indemnified Party.  However, the foregoing sentence will not apply to any compensation paid as a per diem to the Indemnified Party pursuant to Sections 5 or 6.

15.Legal Expenses.  If any action is instituted by the Indemnified Party under this Agreement to enforce or interpret any of the terms hereof, the Indemnified Party shall be entitled to be paid all Expenses, including the reasonable fees of counsel, incurred by the Indemnified Party with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that any of the material assertions made by the Indemnified Party as a basis for such action were not made in good faith or were frivolous and vexatious.

16.Governing Law.  This Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

17.Priority and Term.  This Agreement will supersede any previous agreement between the Corporation and the Indemnified Party dealing with this subject matter, and will be deemed to be effective as of the date that is the earlier of (a) the date on which the Indemnified Party first became a director or officer of the Corporation; or (b) the date on which the Indemnified Party first served, at the Corporation's request, as a director or officer, or an individual acting in a capacity similar to a director or officer, of another entity.

18.Severability.If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement will remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to the Indemnified Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the provisions of this Agreement are fulfilled to the fullest extent possible.

19.Binding Effect; Successors and Assigns.  This Agreement shall bind and enure to the benefit of the successors, heirs, executors, personal and legal representatives and permitted assigns of the parties hereto, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Corporation.  The Corporation shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement in form and substance reasonably satisfactory to the Indemnified Party, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.  Subject to the requirements of this Section 19, this Agreement may be assigned by the Corporation to any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation provided that no assignment will relieve the assignor of its obligations hereunder.  This Agreement may not be assigned by the Indemnified Party.

20.Covenant.  Subject to the express terms of this Agreement, the Corporation hereby covenants and agrees that it will not take any action, including, without limitation, the enacting, amending or repealing of any by-law, which would in any manner adversely affect or prevent the Corporation's ability to perform its obligations under this Agreement.

21.Parties to Provide Information and Co-operate.  The Corporation and the Indemnified Party shall from time to time provide such information and co-operate with the other as the other may reasonably request in respect of all matters under the Agreement.

22.Survival.  The obligations of the Corporation under this Agreement, other than Section 11 Directors’ and Officers’ Insurance obligation, will continue until the later of (a) 15 years after the Indemnified Party ceases to be a director or officer of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation and (b) with respect to any Proceeding commenced prior to the expiration of such 15-year period with respect to which the Indemnified Party is entitled to claim indemnification hereunder, one year after the final termination of that Proceeding.  The obligations of the Corporation under Section 11 of this Agreement will continue for 6 years after the Indemnified Party ceases to be a director or officer of the Corporation or any other entity in which he or she serves in a similar capacity at the request of the Corporation.

23.Independent Legal Advice.  The Indemnified Party acknowledges that the Indemnified Party has been advised to obtain independent legal advice with respect to entering into this Agreement that the Indemnified Party has obtained such independent legal advice. The Indemnified Party is entering into this Agreement with full knowledge of the contents hereof, of the Indemnified Party's own free will and with full capacity and authority to do so.

24.Execution and Delivery.  This Agreement may be executed by the parties in counterparts and may be executed and delivered by facsimile or electronic transmission and all such counterparts, facsimiles and electronic transmissions together will constitute one and the same agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement.

CANOPY GROWTH CORPORATION
by:
Name:
Title:

Witness Signature	Name:

Witness Name